Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS SECOND QUARTER FINANCIAL RESULTS

MOUNT AIRY, N.C., April 19, 2012 – Insteel Industries, Inc. (NasdaqGS: IIIN) today reported net earnings of $0.3 million, or $0.01 per share, for the second quarter of fiscal 2012 compared with $2.6 million, or $0.15 per share, in the same period a year ago. The second quarter results for fiscal 2012 include restructuring charges related to the November 2010 acquisition of certain of the assets of Ivy Steel & Wire, Inc. (“Ivy”), which reduced pre-tax earnings by $0.2 million and net earnings per share by $0.01. The second quarter results for the prior year include restructuring charges, acquisition-related costs and a bargain purchase gain related to the Ivy acquisition, which, in the aggregate, reduced pre-tax earnings by $2.5 million and net earnings per share by $0.08.

Insteel’s financial results for the second quarter of fiscal 2012 were unfavorably impacted by narrower spreads between selling prices and raw material costs, lower shipments and higher unit conversion costs relative to the prior year quarter. Demand for the Company’s products was unfavorably impacted by the ongoing weakness in construction activity. Insteel’s capacity utilization for the quarter was 46% compared with 42% in the first quarter of fiscal 2012 and 46% in the prior year quarter.

Net sales for the second quarter of fiscal 2012 increased 0.1% to $87.0 million from $86.9 million in the same period a year ago due to higher average selling prices. Shipments decreased 6.4% from the prior year quarter while average selling prices increased 7.0%. On a sequential basis, shipments increased 3.0% from the first quarter of fiscal 2012 and average selling prices decreased 0.4%.

For the first six months of fiscal 2012, net earnings were essentially breakeven compared with a net loss of $5.0 million, or $0.29 per share, in the same period a year ago. The six-month results for fiscal 2012 include restructuring charges related to the Ivy acquisition and a gain on the early extinguishment of debt, which, in the aggregate, reduced pre-tax earnings by $0.4 million and net earnings per share by $0.02. The six-month results for the prior year include restructuring charges, acquisition-related costs and a bargain purchase gain related to the Ivy acquisition, which, in the aggregate, increased the pre-tax loss by $9.6 million and the net loss per share by $0.34.

Net sales for the first six months of fiscal 2012 increased 23.4% to $171.8 million from $139.2 million in the same period a year ago. Shipments increased 12.0% from the prior year period primarily due to the contribution of the Ivy facilities for the entire period this year and average selling prices increased 10.2%.

Operating activities provided $12.3 million of cash for the second quarter of fiscal 2012 compared with $5.1 million in the same period a year ago. Net working capital provided $8.6 million of cash while using $2.3 million in the prior year quarter. Capital expenditures for the first six months of fiscal 2012 were $4.0 million compared with $4.9 million in the prior year period, and are expected to total less than $10.0 million for fiscal 2012. Insteel ended the quarter with $0.2 million of cash and cash equivalents, and $8.0 million of borrowings outstanding on its $100.0 million revolving credit facility.

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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

Outlook

Commenting on the outlook for the balance of fiscal 2012, Insteel’s president and CEO, H.O. Woltz III said, “Demand for our reinforcing products seems to have bottomed out with some signs of improvement beginning to appear in our construction end-markets. As we move into the second half of the year, we expect our financial results will be favorably impacted by the usual seasonal upturn in volume together with reduced operating costs as we ramp up the equipment that has been redeployed in connection with the Ivy acquisition and related reconfiguration of our welded wire reinforcement operations.

“We have recently entered into purchase commitments for equipment additions that will serve to broaden our product offering of engineered structural mesh and better position us to satisfy the expected growth in this market. The new production lines, which are expected to be commissioned during the second quarter of fiscal 2013, should facilitate further reductions in our manufacturing costs, improve our customer service capabilities and strengthen our market leadership position. At this time, we do not believe that our fiscal 2013 capital expenditures, including the outlays for these projects, will exceed $10.0 million.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its second quarter 2012 financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/ and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates nine manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in the Company’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended October 1, 2011. You should carefully review these risks and uncertainties.

All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

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INSTEEL INDUSTRIES, INC.

It is not possible to anticipate and list all risks and uncertainties that may affect Insteel’s future operations or financial performance; however, they include, but are not limited to, the following: potential difficulties in realizing the anticipated synergies, including reduced operating costs, associated with the acquisition of certain of the assets of Ivy and reconfiguration of Insteel’s welded wire reinforcement operations; general economic and competitive conditions in the markets in which Insteel operates; credit market conditions and the relative availability of financing for Insteel, its customers and the construction industry as a whole; the continuation of reduced spending for nonresidential construction and the impact on demand for Insteel’s products; the duration and magnitude of a new federal transportation funding authorization and the amount of the infrastructure-related funding provided for that requires the use of Insteel’s products; the severity and duration of the downturn in residential construction and the impact on those portions of Insteel’s business that are correlated with the housing sector; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of Insteel’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and Insteel’s ability to raise selling prices in order to recover increases in wire rod costs; changes in United States (“U.S.”) or foreign trade policy affecting imports or exports of steel wire rod or Insteel’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on Insteel’s unit manufacturing costs; Insteel’s ability to further develop the market for engineered structural mesh and expand its shipments of engineered structural mesh; legal, environmental, economic or regulatory developments that significantly impact Insteel’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of Insteel’s operating costs; and the other risks and uncertainties discussed in Insteel’s Annual Report on Form 10-K for the year ended October 1, 2011 and in other filings made by Insteel with the SEC.

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INSTEEL INDUSTRIES, INC.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2012	April 2, 2011	March 31, 2012	April 2, 2011

Net sales	$87,029	$86,933	$171,840	$139,239
Cost of sales	81,535	75,330	161,687	127,771

Gross profit	5,494	11,603	10,153	11,468
Selling, general and administrative expense	4,906	4,523	9,498	8,691
Gain on early extinguishment of debt	—	—	(425)	—
Restructuring charges, net	203	2,213	802	6,603
Acquisition costs	—	768	—	3,518
Bargain purchase gain	—	(500)	—	(500)
Other income, net	(144)	(56)	(214)	(69)
Interest expense	119	253	372	404
Interest income	(2)	(6)	(2)	(19)

Earnings (loss) before income taxes	412	4,408	122	(7,160)
Income taxes	150	1,789	40	(2,151)

Net earnings (loss)	$262	$2,619	$82	$(5,009)

Net earnings (loss) per share:
Basic	$0.01	$0.15	$—	$(0.29)
Diluted	0.01	0.15	—	(0.29)

Weighted average shares outstanding
Basic	17,649	17,551	17,630	17,531
Diluted	18,038	17,802	17,986	17,531

Cash dividends declared per share	$0.03	$0.03	$0.06	$0.06

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INSTEEL INDUSTRIES, INC.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)		(Audited) October 1, 2011
	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$233	$10	$10
Accounts receivable, net	36,524	36,129	41,971
Inventories, net	69,225	73,402	76,374
Other current assets	4,908	4,602	4,093

Total current assets	110,890	114,143	122,448
Property, plant and equipment, net	88,740	88,420	89,484
Other assets	5,810	5,274	4,598

Total assets	$205,440	$207,837	$216,530

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$33,754	$27,874	$38,607
Accrued expenses	5,307	6,638	7,377
Current portion of long-term debt	—	—	675

Total current liabilities	39,061	34,512	46,659
Long-term debt	8,000	16,383	13,481
Other liabilities	9,886	8,802	7,916
Shareholders’ equity:
Common stock	17,677	17,613	17,609
Additional paid-in capital	49,651	49,094	48,723
Retained earnings	83,180	83,448	84,157
Accumulated other comprehensive loss	(2,015)	(2,015)	(2,015)

Total shareholders’ equity	148,493	148,140	148,474

Total liabilities and shareholders’ equity	$205,440	$207,837	$216,530

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INSTEEL INDUSTRIES, INC.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2012	April 2, 2011	March 31, 2012	April 2, 2011
Cash Flows From Operating Activities:
Net earnings (loss)	$262	$2,619	$82	$(5,009)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	2,429	2,499	4,835	4,553
Amortization of capitalized financing costs	25	20	45	40
Stock-based compensation expense	757	643	1,126	1,182
Gain on early extinguishment of debt	—	—	(425)	—
Asset impairment charges	—	583	(11)	3,451
Deferred income taxes	155	1,693	39	(2,276)
Excess tax benefits from stock-based compensation	(126)	(81)	(131)	(81)
Loss (gain) on sale of property, plant and equipment	(74)	16	(74)	16
Gain from life insurance proceeds	—	(357)	—	(357)
Increase in cash surrender value of life insurance policies over premiums paid	(447)	(50)	(737)	(298)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	(395)	(15,062)	5,447	(12,448)
Inventories	4,177	(655)	7,149	2,787
Accounts payable and accrued expenses	4,860	13,398	(6,819)	9,360
Other changes	690	(133)	1,058	(878)

Total adjustments	12,051	2,514	11,502	5,051

Net cash provided by operating activities	12,313	5,133	11,584	42

Cash Flows From Investing Activities:
Capital expenditures	(2,997)	(4,396)	(4,005)	(4,902)
Increase in cash surrender value of life insurance policies	—	(425)	(427)	(425)
Proceeds from surrender of life insurance policies	—	—	16	—
Proceeds from sale of property, plant and equipment	81	18	96	18
Proceeds from life insurance claims	—	1,063	—	1,063
Acquisition of business	—	280	—	(37,308)

Net cash used for investing activities	(2,916)	(3,460)	(4,320)	(41,554)

Cash Flows From Financing Activities:
Proceeds from long-term debt	10,374	5,799	51,894	5,908
Principal payments on long-term debt	(18,757)	(5,799)	(57,625)	(5,908)
Financing costs	(161)	—	(161)	—
Excess tax benefits from stock-based compensation	126	81	131	81
Cash received from exercise of stock options	1	13	2	13
Cash dividends paid	(530)	(527)	(1,059)	(527)
Other	(227)	(134)	(223)	(97)

Net cash used for financing activities	(9,174)	(567)	(7,041)	(530)

Net increase (decrease) in cash and cash equivalents	223	1,106	223	(42,042)
Cash and cash equivalents at beginning of period	10	2,787	10	45,935

Cash and cash equivalents at end of period	$233	$3,893	$233	$3,893

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$66	$30	$618	$66
Income taxes, net	40	51	73	760
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	97	441	97	441
Declaration of cash dividends to be paid	—	527	—	527
Restricted stock surrendered for withholding taxes payable	263	86	263	86
Note payable issued as consideration for business acquired	—	—	—	13,500
Post-closing purchase price adjustment for business acquired	—	500	—	500

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INSTEEL INDUSTRIES, INC.